Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC advisor AND ITS AFFILIATES EXPRESS CONFIDENCE IN NYC REIT with $2.5 Million share purchase, stock election

New York, September 6, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced this morning that the Company’s advisor and its affiliates have acquired 784,105 shares of NYC Class A common stock in the aggregate. Specifically, affiliates of NYC’s advisor purchased an aggregate of 632,911 NYC Class A shares on September 2, 2022. In addition, NYC’s advisor made an election to receive stock in lieu of cash for its advisor services. As of September 2, 2022, NYC’s advisor and its affiliates own over 2.6 million NYC Class A shares, providing increased alignment and demonstrating their depth of commitment to NYC’s long-term value.

“The board is very pleased to see the continued commitment from NYC’s advisor and its affiliates to align their interests with stockholders and invest over $2 million of cash to enhance the Company’s balance sheet for future operating and capital needs,” said Betty Tuppeny, Lead Independent Director. “The purchase of these shares during a turbulent market is a vote of confidence in both NYC’s business plan and the continuation of the strong operational results NYC achieved in the second quarter.”

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should,” and similar expressions are intended to identify a forward-looking statement, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and other countries, and the related impact on the Company, the Company’s tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022, and all other filings filed with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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